EXHIBIT 10.43

EMPLOYMENT AGREEMENT

THIS AGREEMENT made and entered into this 1st day of June 2013 by and between PANACHE BEVERAGE INC, a Florida corporation (“Company"), and MICHAEL ROMER ("Employee").

W I T N E S S E T H:

WHEREAS, Company is in the business of operating Panache Beverage Inc (the "Business"); and

WHEREAS, Company desires to hire Employee, and Employee desires to perform services for Company, for the purposes of providing the services described herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Engagement of Employee.

Company hereby hires Employee as its Managing Director, and Employee hereby agrees to render services to Company as a Managing Director and to perform the duties and responsibilities of Employee as hereinafter set forth.  Company hereby recognizes and approves Managing Director’s ability to perform his duties from either its New York or Miami office.

2. Duties.

a. Employee shall be responsible for performing the duties and responsibilities designated, from time to time, by Company, set forth in Exhibit “A”.

b. At all times during the term hereof, Employee shall use his full time and best efforts in the rendering of services for and on behalf of Company with competence, efficiency and fidelity.

c. At all times during the term hereof, Employee shall render services for Company on a full-time basis.

d. At all times during the term hereof, Employee agrees to comply with Company's policies, standards and regulations.

3. Compensation.

a. Employee shall be paid compensation as set forth on Exhibit "B", attached hereto and made a part hereof.

b. In addition to regular compensation, during the term hereof, Employee may be entitled to certain bonuses and fringe benefits as set forth on Exhibit "C", attached hereto and made a part hereof.

4. Term.

The term of Employee’s services under this Agreement shall be for a period of one (1) year commencing on the date hereof and thereafter, such services shall continue for consecutive one (1) year periods unless and until terminated as set forth herein (the "Term").

5. Termination.

a. Either party may terminate Employee's employment hereunder at any time,  without cause, upon thirty (30) days prior written notice to the other party.  In the event that Employee's employment is terminated by Company without cause at any time, Company shall pay to Employee a severance benefit equal to twelve months salary and the duration of the negative covenant provisions set forth herein at Section 9 shall be reduced to four (4) months.

b. Company may terminate Employee’s employment hereunder immediately upon the following causes:

i.	Employee is absent on account of disability or illness for three (3) months in any twelve (12) month period;
ii.	Employee is convicted of a criminal offense;
iii.	Employee commits a dishonest or fraudulent act in the course of his employment hereunder;
iv.	Employee engages in conduct which, in Company's determination, has a serious negative effect upon the business or reputation of Company; or
v.
Employee commits a substantial and material breach of the terms of this Agreement or of Employee's duties hereunder and such breach continues after ten (10) days written notice to cure same from Company.

e. Except as otherwise set forth herein, in the event of termination, no further compensation or other payments whatsoever shall be due from Company to Employee.

Death or Disability.

a. If Executive suffers a Disability (as defined below), the Company shall pay Executive his Base Salary for the shorter of the first three (3) months of such Disability or until any disability insurance policy in effect begins to pay benefits (“Insurance Benefits”). Thereafter, the Executive shall be entitled to receive only Insurance Benefits, if any, while her Disability exists.

b. The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of six (6) months within any twelve (12) month period to perform Executive’s duties (such incapacity is referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third physician who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

c. Upon termination of Executive’s employment hereunder as a result of his death, the Company shall pay Executive’s estate an amount equal to Executive’s Base Salary plus the Accrued Rights.

6. Affirmative Covenants of Employee.

During the Term, Employee:

a. Agrees to conduct the duties and responsibilities required of Employee hereunder in accordance with all Federal, state and local laws; and

b. Agrees to immediately submit to Company all cash, checks and other funds in whatever form received by Employee in the performance of Employee's duties and responsibilities hereunder.

7. Prior Agreements.

Employee warrants and represents to Company that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution and performance of this Agreement and that Employee’s execution and performance of this Agreement shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or to which he is bound.  Employee shall indemnify, defend, and hold harmless Company and its principals, directors, officers, managers and representatives, against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys' fees) that any of them shall incur or suffer, which arise or result from, or relate to, any breach of the representations set forth in this Section.

8. Materials Owned by Company.

a. Employee shall, upon request of Company, and upon any termination of employment hereunder for any reason, immediately return to Company all lists, books, records, materials, reports, agreements, business plans, business procedures, policy manuals, supplier lists and information, customer lists and information, invoices, letterhead, stationery, computer software, tools, computer hardware and any other property, materials or data of any kind furnished to Employee by Company or developed by Employee on behalf of Company or at Company's direction or for Company's use or otherwise in connection with Employee's engagement by Company, all of which Employee acknowledges are owned solely by Company. Employee agrees and expressly acknowledges that all such information constitutes the trade secrets of Company and are the sole property of Company and may not be used or otherwise disclosed by Employee at any time, directly or indirectly, for any purpose other than that of rendering services to Company.  Employee understands that these trade secrets were developed during the course of Company's business, that they are extremely valuable to Company and critical to Company's financial operations and the continued success of Company's business operations.

b. Employee acknowledges that Employee's duties on behalf of Company will require Employee to have access to confidential information and material belonging to Company, including, without limitation, trade secrets and proprietary information.  Employee agrees that Employee will not at any time utilize or divulge this information and/or material except on behalf of Company in a duly authorized manner.  Employee further agrees that all documents, lists, software systems, disks, tapes, designs, inventions, processes, programs, enhancements, improvements, works of art, theories, discoveries and any other materials and/or creations made or created by Employee in the course of or relating to Employee's services hereunder (collectively, "Creations") shall be treated as if they are "work for hire" for Company and Employee shall immediately disclose to Company all such Creations.  All ownership of and control over the Creations shall vest exclusively in Company, and Employee hereby unconditionally and irrevocably assigns to Company all right, title and interest that Employee may have in such Creations, without any additional compensation and free of all liens, interests and/or encumbrances of any type.

c. Employee affirms that the Compensation to which Employee is entitled hereunder includes payment for Employee's assigning of all such rights to Company, including any copyright, patent rights and any and all intellectual property rights of Employee, in and to the Creations.

9. Negative Covenants of Employee.

During the Term, and for a period of twelve (12) months from and after the date the employment of Employee by Company is terminated, by any party and for any reason or no reason, for whatever reason, Employee shall not, either directly or indirectly, individually or jointly, whether for his own benefit or as an employee, independent contractor, agent, owner, partner, director, officer, shareholder, representative or otherwise, in any manner or capacity:

a. contact for any reason, solicit or accept business or compensation for services from, or perform any services for, any customers of Company, or directly or indirectly induce or attempt to influence any customers of Company to patronize any business competitive with the Business;

b. contact, solicit, or induce or attempt to influence any employee or independent contractor of Company to terminate his or her employment with or engagement by Company and shall not hire or retain the services of any employee or independent contractor of Company.

10. Enforcement.

Employee recognizes that any breach of this Agreement will cause irreparable damage to Company and that in the event of such breach, Company shall have, in addition to any and all remedies at law and the right to recover damages, the right to equitable relief without the necessity of proving damages, posting bond or other security to prevent the violation of Employee's obligations hereunder.  Employee agrees to reimburse Company for any and all expenses incurred by Company in enforcing the provisions of this Agreement, which expenses shall include, but not be limited to, attorneys' fees and court and investigation costs.  In addition, Company shall be entitled to an accounting and payment over of all sums which Employee shall receive as a result of any violation(s) of this Agreement; and this remedy shall be available to Company in addition to any other remedies which Company may have.  If any provision of this Agreement is found to be unreasonably broad as to time, territorial restriction or otherwise, it shall nevertheless be enforceable to the extent reasonably necessary for the protection of Company.  This Section shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement, in general, or this Section in particular.

11. Indemnification.

Employee agrees to defend, indemnify, and hold harmless Company and its partners, successors and assigns from, against, for and in respect of any and all damages, losses, obligations, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees, other costs and expenses) suffered, sustained, incurred or required to be paid by or charged to Company and/or its officers, directors, shareholders, agents, employees, successors and assigns, by reason of (i) any acts or omissions of Employee during or after the Term of this Agreement; and (ii) Employee's violation of the terms of this Agreement and/or any rules or regulations promulgated by Company with regard to the performance of Employee's duties hereunder.  This indemnification shall survive the termination of this Agreement.

12. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of Company, its successors and assigns. This Agreement shall not be assignable by Employee.

13. Miscellaneous.

a. This Agreement shall be governed by and construed in accordance with the laws of the state of New York.  Any action which in any way involves the rights, duties and/or obligations of the parties hereto shall be brought exclusively in the courts of the New York located in and for the County of New York and the parties hereby submit to the personal jurisdiction of said courts.

b. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings.  This Agreement may not be modified or amended other than by an agreement in writing signed by Company and Employee.

c. All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been duly given, made and received when sent by certified United States mail, return receipt requested.

d.  The Section headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

PANACHE BEVERAGE INC:		Employee:

By:	/s/ JAMES DALE	/s/ MICHAEL ROMER
	Authorized Signature	Michael Romer

EXHIBIT “A”

DUTIES

Business Development Management

Acquisition Appraisal

Strategic Market Development

Relationship Management

Manage day to day operations

Coordinate with council surrounding compliance and contracts

EXHIBIT "B"

COMPENSATION

- Annual salary of $150,000, paid bi-weekly and subject to usual withholdings

EXHIBIT "C"

BENEFITS/ADDITIONAL COMPENSATION

- Warrant/Share bonus’ based on qualified stock program

- Reimbursement for approved monthly expenses

- Two weeks paid time off for vacation annually

- Health insurance

- Transactional bonus of $60,000 per year at CEO discretion

- $10,000 expense award towards auto and/or American express payables